     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  UNIFI, INC.

             (Exact Name of Registrant as Specified in its Charter)

                         NEW YORK                                          11-2165495
               (State or other jurisdiction                             (I.R.S. Employer
            of incorporation or organization)                         Identification No.)

                           7201 WEST FRIENDLY AVENUE
                        GREENSBORO, NORTH CAROLINA 27410
                                 (336) 294-4410

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                   WILLIS C. MOORE, III                                    COPIES TO:
                  SENIOR VICE PRESIDENT                                R. DOUGLAS HARMON
                       UNIFI, INC.                            SMITH HELMS MULLISS & MOORE, L.L.P.
                7201 WEST FRIENDLY AVENUE                            201 NORTH TRYON STREET
             GREENSBORO, NORTH CAROLINA 27410                   CHARLOTTE, NORTH CAROLINA 28202
                      (336) 316-5664                                     (704) 343-2029
                    FAX (336) 294-4751                                 FAX (704) 334-8467
(Name, address, including zip code, and telephone number,
        including area code, of agent for service)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                       CALCULATION OF REGISTRATION FEE


==========================================================================================================
                                                              PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF             AMOUNT TO             OFFERING PRICE PER        AGGREGATE OFFERING
 SECURITIES TO BE REGISTERED         BE REGISTERED                UNIT(1)                   PRICE(1)
----------------------------------------------------------------------------------------------------------
6 1/2% Notes due 2008,
Series  B                             $250,000,000                98.532%                 $246,330,000
==========================================================================================================

    TITLE OF EACH CLASS OF             AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTRATION FEE
6 1/2% Notes due 2008,
Series  B                                     $72,668

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1998
PROSPECTUS
                       (Unifi logo appears here.)
               OFFER TO EXCHANGE 6 1/2% NOTES DUE 2008, SERIES B
               FOR ANY AND ALL EXISTING NOTES (AS DEFINED BELOW)
                            ------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            , 1998, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.

     Unifi, Inc., a New York corporation ("Unifi" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $250,000,000 aggregate principal amount of its 6 1/2% Notes due 2008, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 6 1/2% Notes due 2008 (the "Existing Notes"). The New Notes and the Existing Notes, as the case may be, are referred to herein as the "Notes." The Existing Notes were originally issued and sold in a transaction that was exempt from registration under the Securities Act and resold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A"). The terms of the New Notes are identical in all material respects to the terms of the Existing Notes except that the New Notes do not contain terms with respect to interest rate step-ups and the New Notes have been registered under the Securities Act and will not bear legends restricting the transferability thereof. See "Description of Notes."

     The Notes are redeemable in whole or in part at any time at the option of the Company at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein) plus 20 basis points. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York City
time, on          , 1998, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by Unifi and the right of holders of Existing Notes to withdraw tenders at any time prior to the acceptance thereof, any and all Existing Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. In the event Unifi terminates the Exchange Offer and does not accept for exchange any Existing Notes, Unifi will promptly return the Existing Notes to the holders thereof. See "The Exchange Offer."

     New Notes to be issued in exchange for properly tendered Existing Notes will be delivered through the facilities of The Depository Trust Company ("DTC"), which will act as depositary, by the Exchange Agent (as defined herein) promptly after the acceptance thereof. The New Notes will be represented by Global Securities (as defined herein) registered in the name of a nominee of DTC. Interests in Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, New Notes in definitive form will not be issued. Settlement for the New Notes will be made in immediately available funds. The New Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the New Notes will therefore settle in immediately available funds. See "Description of Notes."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                           CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is          , 1998.

(COVER PAGE CONTINUED)

     Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, Unifi believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of Unifi within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter, and therefore, there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Notes that desires to participate in the Exchange Offer will be required to make certain representations described in "The Exchange Offer -- Terms of the Exchange Offer." If a holder of the New Notes is an affiliate of Unifi, is participating in a distribution of the New Notes, is a broker-dealer, or is not acquiring the New Notes in the ordinary course of its business, such holder may not rely on the staff's interpretations as set forth in the aforementioned no-action letters and is subject to the registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. As described more fully herein, for a period of 90 days after the Expiration Date (as defined herein), Unifi will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

     There has not previously been any public market for the New Notes. Unifi does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected.

     Unifi will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No dealer manager is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northeast Regional Office of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the Company and the registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the Commission. Such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. The Company's common stock, $.10 par value per share, is traded on the New York Stock Exchange under the symbol "UFI."

     Unifi has filed with the Commission a Registration Statement under the Securities Act with respect to the New Notes offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included or incorporated by reference in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus or in any document incorporated herein or therein as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to, or incorporated by reference in, the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Unifi and the Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act are hereby incorporated by reference in this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended June 29, 1997;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 28, 1997 and December 28, 1997; and

          (c) The Company's Current Reports on Form 8-K filed on July 15, 1997 and January 9, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO WILLIS C. MOORE, III, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, UNIFI, INC., 7201 WEST FRIENDLY AVENUE, GREENSBORO, NORTH CAROLINA 27410, TELEPHONE (336) 316-5664, FACSIMILE (336) 294-4751. IN ORDER TO ENSURE
TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                            ------------------------

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  THE COMPANY

     The Company is one of the largest and most diversified processors of polyester and nylon yarns in the world, marketing products to over 1,000 customers worldwide. The Company, together with its subsidiaries, is engaged in the business of texturing polyester and nylon filament fiber to produce polyester and nylon yarns, dyed yarns and spandex yarns covered with nylon and polyester. The Company sells its products to knitters and weavers that produce fabrics for the apparel, automotive upholstery, hosiery, home furnishings, industrial and other end use markets. The Company operates 16 manufacturing and warehousing facilities, primarily in North Carolina and Ireland, two distribution centers and six sales offices around the world.

     Texturing polyester and nylon filament fiber involves the processing of partially oriented yarn ("POY"), which is either raw polyester or nylon filament fiber purchased from chemical manufacturers, to give it greater bulk, strength, stretch, consistent dyeability and a softer feel, thereby making it suitable for use in knitting and weaving of fabrics. The texturing process involves the use of high speed machines to draw, heat and twist the POY to produce yarn having various physical characteristics, depending on its ultimate end use. The primary suppliers of POY to the Company are E.I. DuPont de Nemours and Co. ("DuPont"), Nan Ya Plastics Corporation of America, Hoechst Celanese Corporation and Wellman Industries, Inc., with the majority being supplied by DuPont. In addition to its POY manufacturing facilities in Ireland, the Company recently began operation of the pilot lines in its newly constructed, state-of-the-art manufacturing facility in Yadkinville, North Carolina, designed to further vertically integrate the Company's domestic polyester operations. In January 1998, the Company began adding approximately one operating line per week (26 operating lines in total) to this facility and expects to be fully operational by the end of fiscal 1998. By the end of the same fiscal year, management expects this facility to provide approximately 25% of its total domestic POY supply needs and to lower the Company's cost of sales. Management expects that all polyester fiber manufactured by this facility will be used by the Company.

     The Company's growth strategy is to continue to increase its domestic and international market share in both polyester and nylon through internal capacity expansion and strategic acquisitions. The Company also will continue its efforts to reduce production costs by utilizing automated machinery and facilities.

     On June 30, 1997, the Company and Parkdale Mills, Inc. ("Parkdale") contributed cash, assets and certain liabilities associated with their respective open-end and air jet spun cotton yarn operations to a newly formed joint venture, Parkdale America, LLC ("Parkdale America"). As a result, the Company and Parkdale own a 34.0% and 66.0% equity interest in Parkdale America, respectively. Parkdale America is one of the largest and most diversified processors of spun cotton yarns in the world. The Company believes that Parkdale America provides it with an opportunity to partner with the leading manufacturer in the cotton yarn industry and to increase the profitability of these operations through economies of scale and elimination of redundant overhead costs. On November 14, 1997, the Company completed its $55.8 million acquisition of SI Holding Company ("SI Holding"), a manufacturer of covered nylon yarns operating under the "Spanco" name, generating approximately $85.0 million in annual sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

     In fiscal 1997, the Company had record sales of $1.7 billion, net income of $115.7 million (6.8% of sales) and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $274.0 million. The Company made capital expenditures of $143.2 million in fiscal 1997 and anticipates making $220 to $230 million of capital expenditures in fiscal 1998, primarily for the Company's vertical integration efforts and for modernization and capacity expansion of its polyester and nylon texturing and covering operations.

     The Company's headquarters are located at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410 and its telephone number is (336) 294-4410.

     THE FOREGOING PARAGRAPHS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND CERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "ESTIMATES," VARIATIONS OF SUCH WORDS AND OTHER SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING CERTAIN FACTORS THAT COULD IMPACT EXPECTED RESULTS IS INCLUDED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- FORWARD-LOOKING STATEMENTS."

                               THE EXCHANGE OFFER

Registration Agreement................................  The Existing Notes were issued on February 5, 1998 to the initial purchasers (the "Initial Purchasers") of the Existing Notes. The
                                                        Initial Purchasers resold the Existing Notes to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights
                                                        Agreement, dated as of February 5, 1998 (the "Registration Rights
                                                        Agreement"), providing, among other things, for the Exchange Offer.
                                                        See "The Exchange Offer."
The Exchange Offer....................................  New Notes are being offered in exchange for an equal principal amount of Existing Notes. As of the date hereof, $250,000,000 aggregate principal amount of Existing Notes is outstanding. Existing Notes may be tendered only in integral multiples of $1,000.
Resale of New Notes...................................  Based on interpretations by the staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an
                                                        "affiliate" of the Company within the meaning of Rule 405 under the
                                                        Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that
                                                        (i) such New Notes are acquired in the ordinary course of business,
                                                        (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of the New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New
                                                        Notes. By tendering Existing Notes in exchange for New Notes, each holder will represent to the Company that: (i) it is not such an affiliate of the Company, (ii) any New Notes to be received by it will be acquired in the ordinary course of business and (iii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Notes and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes. If a holder of Existing Notes is unable to make the foregoing
                                                        representations, such holder may not rely on the applicable interpre-
                                                        tations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities
                                                        Act in connection with any secondary resale.

                                                        Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The
                                                        Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
                                                        This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of
                                                        New Notes where such Existing Notes were acquired by such
                                                        broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the
                                                        Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                                                        To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the
                                                        New Notes without any restrictions or limitations under the securities laws of the several states of the United States.
Consequences of Failure to Exchange Existing Notes....  Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Existing Notes who do not exchange their
                                                        Existing Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The
                                                        Exchange Offer -- Terms of the Exchange Offer" and " -- Consequences
                                                        of Failure to Exchange."
Expiration Date.......................................  5:00 p.m., New York City time, on          , 1998 (30 calendar days
                                                        following the commencement of the Exchange Offer), unless the
                                                        Exchange Offer is extended, in which case the term "Expiration Date"
                                                        means the latest date and time to which the Exchange Offer is extended.
Interest on the New Notes.............................  The New Notes will accrue interest at rate of 6 1/2% per annum from
                                                        February 5, 1998, the issue date of the Existing Notes. Interest on the New Notes is payable on February 1 and August 1 of each year.
Conditions to the Exchange Offer......................  The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange. However, the
                                                        Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."
                                                        Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory
                                                        requirements to be complied with or approvals to be obtained by the
                                                        Company in connection with the Exchange Offer.

Procedures for Tendering Existing Notes...............  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                                        Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and effect a tender of Existing Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering" and
                                                        " -- Book Entry Transfer."
Guaranteed Delivery Procedures........................  Holders of Existing Notes who wish to tender their Existing Notes and who cannot deliver their Existing Notes and a properly completed
                                                        Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing Notes according to the guaranteed delivery. See
                                                        "Exchange Offer -- Guaranteed Delivery Procedures."
Withdrawal Rights.....................................  Tenders of Existing Notes may be withdrawn at any time prior to 5:00
                                                        p.m., New York City time, on the Expiration Date. To withdraw a tender of Existing Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.
Acceptance of Existing Notes and Delivery of New        Subject to certain conditions, any and all Existing Notes that are
  Notes...............................................  properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                                        City time, on the Expiration Date will be accepted for exchange. The
                                                        New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                                        Offer -- Terms of the Exchange Offer."
Certain United States Tax Consequences................  The exchange of Existing Notes for New Notes will not constitute a taxable exchange for United States federal income tax purposes. See
                                                        "Certain United States Federal Tax Considerations for Non-United
                                                        States Holders."
Exchange Agent........................................  First Union National Bank is serving as exchange agent (the "Exchange
                                                        Agent") in connection with the Exchange Offer.
Fees and Expenses.....................................  All expenses incident to the Company's consummation of the Exchange
                                                        Offer and compliance with the Registration Rights Agreement will be borne by the Company. See "The Exchange Offer -- Fees and Expenses."
Use of Proceeds.......................................  There will be no cash proceeds payable to Unifi from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Existing Notes were used to repay a portion of the
                                                        Company's bank credit facility. See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer relates to the exchange of up to $250,000,000 aggregate principal amount of Existing Notes for up to an equal aggregate principal amount of New Notes. New Notes will be entitled to the benefits of the same Indenture (as defined herein) that governs the Existing Notes and will govern the New Notes. The form and terms of the New Notes are identical in all material respects as the form and terms of the Existing Notes, except that the New Notes do not contain terms with respect to interest rate step-up provisions and the New Notes have been registered under the Securities Act and will not bear legends restricting the transferability thereof. See "Description of Notes."

Maturity Date.........................................  February 1, 2008.
Interest Payment Dates................................  February 1, and August 1, commencing on August 1, 1998
Optional Redemption...................................  The New Notes will be redeemable as a whole or in part, at any time at the option of the Company at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (i) 100%
                                                        of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis
                                                        (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein), plus 20 basis points.
                                                        See "Description of Notes -- Optional Redemption."
Ranking...............................................  The New Notes will rank equally with all other unsecured and unsubordinated indebtedness of the Company. See "Description of
                                                        Notes."

                                USE OF PROCEEDS

     There will be no cash proceeds payable to Unifi from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Existing Notes were used to repay a portion of the Company's $400 million bank credit facility with NationsBank, N.A., Wachovia Bank of North Carolina, N.A. and Credit Suisse, dated as of April 15, 1996 (the "Credit Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical and pro forma ratios of earnings to combined fixed charges of the Company for the periods indicated:

                                                                                                                 SIX MONTHS
                                                                     FISCAL YEAR END                               ENDED
                                             ---------------------------------------------------------------    ------------
                                                                                                      PRO
                                                                                                     FORMA
                                             JUNE 27,   JUNE 26,   JUNE 25,   JUNE 30,   JUNE 29,   JUNE 29,    DECEMBER 28,
                                               1993       1994       1995       1996       1997     1997(1)       1997
                                             --------   --------   --------   --------   --------   --------    ------------
Ratio of earnings to fixed charges.........     9.4x       8.2x      12.4x       8.8x      13.8x      12.2x         8.8x



                                              PRO FORMA
                                             DECEMBER 28,
                                               1997(1)
                                             ------------
Ratio of earnings to fixed charges.........      8.2x

---------------

(1) To reflect the change in interest costs resulting from the refinancing of amounts outstanding under the Credit Facility during the period presented with a portion of the Notes, using an effective interest rate for the Notes of 6.704%.

     For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges and fixed charges consist of interest expense and the portion of rents calculated to be representative of the interest factor. The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                 CAPITALIZATION

     The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of December 28, 1997, and as adjusted to give effect to the sale on February 5, 1998 of the Existing Notes and the application of the anticipated net proceeds therefrom to repay long-term debt. See "Use of Proceeds."

                                                                                                            DECEMBER 28, 1997
                                                                                                          ---------------------
                                                                                                          ACTUAL    AS ADJUSTED
                                                                                                          ------    -----------


                                                                                                              (IN MILLIONS)
Cash and cash equivalents..............................................................................   $    5      $     5
                                                                                                          ------    -----------
Short-term debt:
  Note Payable -- Parkdale America, LLC................................................................   $   10      $    10
  Current maturities of sale-leaseback obligations.....................................................       --           --
                                                                                                          ------    -----------
     Total short-term debt.............................................................................       10           10
                                                                                                          ------    -----------
Long-term debt:
  Note payable -- Parkdale America, LLC................................................................       10           10
  Sale-leaseback obligation............................................................................        3            3
  Indebtedness to banks under revolving credit facility (1)............................................      400          154
  6 1/2% Notes due 2008................................................................................       --          250
                                                                                                          ------    -----------
     Total long-term debt..............................................................................      413          417
                                                                                                          ------    -----------
     Total debt........................................................................................      423          427
                                                                                                          ------    -----------
Shareholders' equity:
  Common stock (2).....................................................................................        6            6
  Capital in excess of par value.......................................................................       21           21
  Retained earnings....................................................................................      565          565
  Cumulative translation adjustment....................................................................       (6)          (6)
                                                                                                          ------    -----------
     Total shareholders' equity........................................................................      586          586
                                                                                                          ------    -----------
Total short-term debt and capitalization...............................................................   $1,009      $ 1,013
                                                                                                          ------    -----------
                                                                                                          ------    -----------

---------------

(1) At December 28, 1997, the Company did not have any unsecured borrowings available under the Credit Facility with interest rates payable as described therein. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(2) There are 500,000,000 shares authorized, $.10 par value, of which 61,390,252 were issued and outstanding at December 28, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for the five years ended June 29, 1997 in the following table are derived from the Company's audited consolidated financial statements and reflect the operations and financial position of the Company at the dates and for the periods indicated. The financial data for the six-month periods ended December 29, 1996 and December 28, 1997 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring items, which the Company's management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended December 28, 1997 may not be indicative of the results that may be expected for the entire year ending June 28, 1998. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and other financial data included or incorporated by reference in this Prospectus.

                                                                                                                 SIX MONTHS
                                                                        FISCAL YEAR ENDED (1)                      ENDED
                                                         ----------------------------------------------------   ------------
                                                         JUNE 27,   JUNE 26,   JUNE 25,   JUNE 30,   JUNE 29,   DECEMBER 29,
                                                           1993       1994       1995       1996       1997         1996
                                                         --------   --------   --------   --------   --------   ------------
                                                                   (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME:
  Net sales.............................................  $1,406     $1,385     $1,555     $1,603     $1,705(2)     $834(2)
     Cost of sales......................................   1,141      1,186      1,331      1,407      1,474         725
  Gross profit..........................................     265        199        224        196        231         109
     Selling, general and administrative expense........      38         40         43         45         46          22
     Non-recurring charge...............................      --         13(3)      --         24(4)      --          --
  Operating income......................................     227        146        181        127        185(2)       87(2)
  Equity in earnings of unconsolidated affiliates (5)...      --         --         --         --         --          --
  Income before extraordinary item and accounting
     change.............................................     137         76        116         78        116          53
  Extraordinary item....................................      --         --         --          6(6)      --          --
  Cumulative effect of accounting change................      --         --         --         --         --          --
  Net income............................................     137         76        116         72        116          53
PER SHARE OF COMMON STOCK:
  Basic earnings:
     Income before extraordinary item and accounting
       change...........................................  $ 1.96     $ 1.09     $ 1.68     $ 1.19     $ 1.83        $.82
     Net income.........................................    1.96       1.09       1.68       1.10(6)    1.83         .82
  Diluted earnings:
     Income before extraordinary item and accounting
       change...........................................    1.85       1.07       1.62       1.18       1.81         .81
     Net income.........................................    1.85       1.07       1.62       1.09(6)    1.81         .81
  Cash dividends........................................     .42        .56        .40        .52        .44         .22
OTHER DATA:
  EBITDA (8)............................................  $  304     $  239     $  277     $  244     $  274        $130
  Ratio of EBITDA to interest expense...................    11.8x      13.1x      17.9x      16.7x      23.3x       22.0x
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................................  $  320     $  304     $  333     $  196     $  216        $210
  Net property, plant and equipment.....................     468        512        516        549        598         576
  Total assets..........................................   1,017      1,003      1,041        951      1,019         971
  Long-term debt........................................     250        230        230        170        256         225
  Shareholders' equity (9)..............................     546        589        604        583        549         563


                                                          DECEMBER 28,
                                                              1997
                                                          ------------

CONSOLIDATED STATEMENTS OF INCOME:
  Net sales.............................................     $  673
     Cost of sales......................................        564
  Gross profit..........................................        109
     Selling, general and administrative expense........         20
     Non-recurring charge...............................         --
  Operating income......................................         89
  Equity in earnings of unconsolidated affiliates (5)...          9
  Income before extraordinary item and accounting
     change.............................................         61
  Extraordinary item....................................         --
  Cumulative effect of accounting change................          5(7)
  Net income............................................         56
PER SHARE OF COMMON STOCK:
  Basic earnings:
     Income before extraordinary item and accounting
       change...........................................     $  .99
     Net income.........................................        .92
  Diluted earnings:
     Income before extraordinary item and accounting
       change...........................................        .99
     Net income.........................................        .91
  Cash dividends........................................        .28
OTHER DATA:
  EBITDA (8)............................................     $  132
  Ratio of EBITDA to interest expense...................       20.1x
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................................     $  219
  Net property, plant and equipment.....................        566
  Total assets..........................................      1,183
  Long-term debt........................................        413
  Shareholders' equity (9)..............................        586

---------------

(1) All years were 52-week fiscal years, except the fiscal year ended June 30, 1996, which was 53 weeks.

(2) On a pro forma basis, net sales and operating income of the ongoing polyester and nylon business would have been $1.401 billion and $180.4 million in fiscal 1997, respectively, and $685.9 million and $86.5 million in the first six months of fiscal 1997, respectively, if the business contributed to Parkdale America was not included.

(3) The Company recognized a non-recurring charge of $13.4 million related to the sale of the Company's investment in its wholly owned French subsidiary, Unifi Texturing S.A., and the Company's decision to exit the European nylon market.

(4) The Company recognized a non-recurring charge of $23.8 million related to restructuring plans to consolidate certain manufacturing operations and dispose of under-utilized assets.

(5) Consists of a 34% interest in Parkdale America and a 50% interest in MiCELL Technologies, Inc. ("MiCELL"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

(6) The Company recognized an extraordinary after-tax charge of $5.9 million, or $.09 per share, as a result of the early redemption of $230 million of its 6% convertible subordinated notes due 2002.

(7) The Company recognized an after-tax charge of $4.6 million, or $.08 per share, as a result of the cumulative effect of the change in accounting to comply with the provisions of Emerging Issues Task Force No. 97-13 issued in November 1997.

(8) Represents earnings before extraordinary items, non-recurring charges, interest, taxes, depreciation and amortization. The measure does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to operating income or net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(9) On October 21, 1993, the Board of Directors authorized the repurchase of up to 15 million shares of the Company's common stock. Through December 28, 1997, 10.2 million shares had been repurchased at a total cost of $282.5 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS PROVIDES INFORMATION REGARDING THE COMPANY'S CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS DURING THE PAST THREE FISCAL YEARS AND SUBSEQUENT INTERIM PERIOD. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS

     The data below reflect the percentage relationship between net sales and major categories in the Company's consolidated statements of income for the periods indicated:

                                                                                                          SIX MONTHS
                                                                          FISCAL YEAR ENDED (1)             ENDED
                                                                     --------------------------------    ------------
                                                                     JUNE 25,    JUNE 30,    JUNE 29,    DECEMBER 29,
                                                                       1995        1996      1997 (2)      1996 (2)
                                                                     --------    --------    --------    ------------
Net sales.........................................................     100.0%      100.0%      100.0%        100.0%
  Cost of sales...................................................      85.6        87.8        86.4          87.0
Gross profit......................................................      14.4        12.2        13.6          13.0
  Selling, general and administrative expense.....................       2.8         2.8         2.7           2.6
  Non-recurring charge............................................        --         1.5          --            --
Operating income..................................................      11.6         7.9        10.9          10.4
  Interest expense................................................       1.0          .9          .7            .7
  Other expense (income)..........................................      (1.4)        (.7)         --            --
  Equity in earnings of unconsolidated affiliates.................        --          --          --            --
Income before income taxes........................................      12.0         7.7        10.2           9.7
  Provision for income taxes......................................       4.5         2.8         3.4           3.4
Income before extraordinary item and accounting change............       7.5         4.9         6.8           6.3
Net income........................................................       7.5         4.5         6.8           6.3


                                                                    DECEMBER 28,
                                                                        1997
                                                                    ------------
Net sales.........................................................      100.0%
  Cost of sales...................................................       83.9
Gross profit......................................................       16.1
  Selling, general and administrative expense.....................        3.0
  Non-recurring charge............................................         --
Operating income..................................................       13.1
  Interest expense................................................        1.0
  Other expense (income)..........................................        (.1)
  Equity in earnings of unconsolidated affiliates.................       (1.4)
Income before income taxes........................................       13.6
  Provision for income taxes......................................        4.6
Income before extraordinary item and accounting change............        9.0
Net income........................................................        8.3

---------------

(1) The fiscal year ended June 30, 1996 consisted of 53 weeks, whereas the fiscal years ended June 29, 1997 and June 25, 1995 consisted of 52 weeks.

(2) On a pro forma basis, gross profit and operating income as percentages of sales of the ongoing polyester and nylon business would have been 15.5% and 12.9%, respectively, in fiscal 1997 and 15.2% and 12.6%, respectively, in the first six months of fiscal 1997 if the business contributed to Parkdale America was not included.

GENERAL

     On June 30, 1997, the Company entered into a Contribution Agreement (the "Contribution Agreement") with Parkdale that set forth the terms and conditions by which Parkdale and the Company contributed all of the assets and certain liabilities associated with their respective spun cotton yarn operations utilizing open-end and air jet spinning technologies to Parkdale America, a newly created limited liability company. Pursuant to the Contribution Agreement, each entity's inventory, owned real and tangible personal property and improvements thereon and the Company's leased real property associated with these operations were contributed to Parkdale America. Additionally, the Company contributed cash to Parkdale America of $32.9 million on June 30, 1997, and is committed to contribute cash of $10.0 million on June 30, 1998, and $10.0 million on June 30, 1999, whereas Parkdale contributed cash of $51.6 million on June 30, 1997 and has no future cash contribution commitments. Parkdale America assumed certain long-term debt obligations of the Company and Parkdale in the amounts of $23.5 million and $46.0 million, respectively. In exchange for the assets contributed to Parkdale America and the liabilities assumed by Parkdale America, the Company received a 34% ownership interest in Parkdale America and Parkdale received a 66% ownership interest in Parkdale America. Spun cotton yarn operations contributed by the Company to Parkdale America had net sales of $304.4 million during fiscal 1997. Management expects that the consolidation of spun cotton yarn operations in Parkdale America will provide operating efficiencies and economies of scale.

     The Company also has a 50% investment in MiCELL, a leading developer of carbon dioxide ("CO2") surfactant (soaps that work as surface active agents) systems. MiCELL is involved in the development of surfactants to be used in conjunction with CO2 for garment care, parts cleaning and textile processing. The amount of the investment is not material to the Company, and the Company has no obligations to make future contributions to MiCELL.

     On November 14, 1997, the Company completed the acquisition of SI Holding to acquire its covered yarn business for $55.8 million, including certain covenants-not-to-compete entered into with principal officers of SI Holding.

SIX MONTHS ENDED DECEMBER 28, 1997 COMPARED TO SIX MONTHS ENDED DECEMBER 29,
1996

     Consolidated net sales decreased 1.0% from $346.6 million in the second quarter of fiscal 1997 to $343.1 million in the second quarter of fiscal 1998 and declined 1.9% for the first six months of fiscal 1998 from $685.9 million for the first six months of fiscal 1997 to $672.9 million in the first six months of fiscal 1998, after eliminating the net sales of the Company's spun cotton yarn operations that were contributed to Parkdale America at the beginning of the 1998 fiscal year. Net sales of the spun cotton yarn operations were $72.8 million and $148.2 million for the second quarter of fiscal 1997 and the first six months of fiscal 1997, respectively. Unit volume for the quarter and year to date periods, after eliminating spun yarn cotton operations from the fiscal 1997 periods, increased 1.3% and 0.3%, respectively. Average unit sales prices, based on product mix, declined 2.5% for the second quarter of fiscal 1998 quarter and 2.0% for the year to date after giving effect to the elimination of spun cotton yarn sales for the prior year periods.

     Domestically, polyester and nylon yarn sales declined slightly for the first six months of fiscal 1998 due primarily to a decline in average sales price, based on product mix. For the first six months of fiscal 1998, sales of the Company's polyester and nylon yarns decreased approximately 1.6% due to slight declines in both unit sales and average sales prices. Internationally, sales declined 1.4% for the second quarter of fiscal 1998 and 4.1% for the first six months of fiscal 1998 as decreases in unit prices for both periods offset increases in unit sales over prior year corresponding periods. Also impacting sales for the second quarter of fiscal 1998 relative to the prior year was the strengthening of the U.S. dollar to the Irish punt during this period, which had the currency translation effect of reducing net sales by $4.1 million.

     Gross profit increased 6.4% to $59.0 million for the second quarter of fiscal 1998 and 4.4% to $108.5 million for the first six months of fiscal 1998, after eliminating spun cotton yarn operating results from the prior year periods. Gross margin (gross profit as a percentage of net sales) improved 1.2% for the second quarter of fiscal 1998 and 0.9% for the first six months of fiscal 1998 compared to the prior year periods, after removing the spun cotton yarn operating results for these periods. Decreases in fiber and manufacturing components of cost of sales more than offset increases in depreciation and other fixed charges as a percentage of net sales for both current year periods compared to the corresponding prior year periods resulting in the improved gross margin percentages.

     Selling, general and administrative expenses as a percentage of net sales increased from 2.7% in the second quarter of fiscal 1997 to 3.1% for the second quarter of fiscal 1998. Selling, general and administration expense as a percentage of net sales increased from 2.6% in the first six months of fiscal 1997 to 3.0% in the first six months of fiscal 1998. On a dollar basis, selling, general and administrative expense declined $0.7 million to $10.6 million for the second quarter of fiscal 1998 and decreased $1.6 million to $20.5 million for the first six months of fiscal 1998. Lower selling, general and administrative expenses for both current year periods reflect cost reductions associated with the contribution of our spun cotton yarn operations at the beginning of the fiscal year. The increase in selling, general and administrative expense as a percentage of net sales for both current year periods is attributable to the lower sales base discussed above.

     Interest expense increased $0.3 million to $3.3 million in the second quarter of fiscal 1998 and $0.7 million to $6.6 million for the first six months of fiscal 1998. The increase in interest expense for both fiscal 1998 periods reflects higher levels of outstanding debt at higher average interest rates. Interest income has decreased from $0.6 million in the second quarter of fiscal 1997 to $0.4 million in the second quarter of fiscal 1998. For the six-month period, interest income has decreased from $1.1 million in fiscal 1997 to $0.9 million in fiscal 1998. Other expense declined $0.5 million in the second quarter of fiscal 1998 and $0.6 million for the first six months of fiscal 1998 compared to the corresponding periods in the prior year.

     Income from the Company's equity affiliates, Parkdale America and MiCELL, contributed $4.5 million to pre-tax income for the quarter and $9.1 million for the year to date. During the second quarter of fiscal 1997, and for the first six months of fiscal 1997, net sales and operating income from the Company's spun cotton yarn assets contributed to Parkdale America amounted to $72.8 million and $1.0 million, and $148.2 million and $0.2 million, respectively.

     The effective tax rate has decreased from 34.7% to 33.3% in the second quarter of fiscal 1998 and from 34.9% to 33.6% for the first six months of fiscal 1998. The difference between the statutory federal income tax rate and the effective tax rate is primarily due to the realization of state and federal tax credits and the results of foreign subsidiaries, which are taxed at rates below those of U.S. operations.

     Pursuant to Emerging Issues Tasks Force No. 97-13 issued in November 1997, the Company changed its accounting policy in the second quarter of fiscal 1998 regarding a project to install an entirely new computer software system that it began in fiscal 1995. Previously, substantially all direct costs relating to the project were capitalized, including the portion related to business process reengineering. In accordance with this accounting pronouncement, the unamortized balance of these reengineering costs as of September 28, 1997 of $7.5 million ($4.6 million after tax), or $.08 per share, was written off as a one-time, non-cash, cumulative catch-up adjustment in the second quarter of fiscal 1998.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128) which was required to be adopted in the December 1997 fiscal quarter. The Company adopted SFAS 128 in the second quarter of fiscal 1998 and restated all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options is excluded. Diluted earnings per share continues to reflect the assumed conversion of all potentially diluted securities, without significant changes in the method of computation.

     As a result of the above, the Company realized during the second quarter of fiscal 1998 income before the cumulative effect of the accounting change of $33.0 million, or diluted earnings per share of $.54, compared to $28.8 million, or $.44 per share, for the second quarter of fiscal 1997. Net income for the second quarter of fiscal 1998 amounted to $28.4 million, or $.46 per diluted share, after the charge for the cumulative effect of the change in accounting of $4.6 million, or $.08 per diluted share. Net income for the first six months of fiscal 1998 amounted to $55.9 million, or $.91 per share, compared to corresponding amounts for the first six months of fiscal 1997 of $52.7 million, or $.81 per share. For the first six months of fiscal 1998, income before the cumulative effect of the accounting change was $60.5 million, or $.98 per share.

FISCAL 1997 COMPARED TO FISCAL 1996

     Consolidated net sales increased 6.3% from $1.603 billion in fiscal 1996 to $1.705 billion in 1997. The 1997 fiscal year included fifty-two weeks compared to fifty-three weeks in the 1996 fiscal year. Growth in net sales was achieved by a 7.2% increase in unit volume, which was offset slightly by a modest decline in per unit average sales prices.

     Domestically, unit volumes increased 6.3%, while average per unit sales prices remained stable. Increased unit volumes were experienced across all of the Company's sales-yarn operations. Fiscal 1997 unit sales growth benefited from phased-in production of the Company's new polyester texturing facility in Yadkinville, North Carolina, which was substantially completed at fiscal year end, and from realizing a full year's sales activity after purchasing the texturing operations of Glen Raven Mills, Inc.'s Norlina Division in November 1995. In addition, growth in export sales contributed to the increase in unit volume.

     Internationally, increased unit growth was offset by lower per unit average sales prices, resulting in a net 8.3% increase in sales. Sales from foreign operations are denominated in local currencies and are hedged in part by the purchases of raw materials and services in those same currencies. Currency exchange rate risk is mitigated by the utilization of foreign currency forward contracts. Additionally, the net asset exposure is hedged by borrowings in local currencies, which minimize the risk of currency fluctuations. The Company does not enter into derivative financial instruments for trading purposes.

     Gross margin increased from 12.2% in fiscal 1996 to 13.6% in fiscal 1997. The increased gross margin reflected lower operating costs as a percentage of net sales, due to improved efficiency and volume increases and raw material cost reductions based on product mix.

     Selling, general and administrative expense, as a percentage of net sales, decreased from 2.8% in fiscal 1996 to 2.7% in fiscal 1997. On a dollar-basis, selling, general and administrative expense increased $1.1 million to $46.2 million, or 2.5%. Increased selling, general and administrative expenses were primarily attributable to higher information systems' costs and professional fees associated with various technology and corporate reengineering improvement efforts.

     Interest expense declined $2.8 million, or 19.5%, from $14.6 million in fiscal 1996 to $11.7 million in fiscal 1997. In the fourth quarter of fiscal 1996, $230 million of the Company's 6% convertible subordinated notes were redeemed utilizing borrowings under the Credit Facility. The effective interest rate under the Credit Facility remained below the convertible debt interest rate, and the average debt level outstanding throughout fiscal 1997 was also lower than the prior year, resulting in reduced interest expense. Interest income declined from $6.8 million in fiscal 1996 to $2.2 million in fiscal 1997. This change reflected lower levels of invested funds, which were primarily used for capital expenditures, and the purchase and retirement of shares of the Company's common stock.

     Net other income and expense changed unfavorably by $5.6 million, from $4.4 million of income in fiscal 1996 to $1.2 million of expense in fiscal 1997. In fiscal 1996, gains were recorded from the sale of capital assets and investments.

     In the first quarter of fiscal 1996, the Company announced restructuring plans to further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing operations and the disposition of under-utilized assets. The estimated cost of restructuring resulted in a non-recurring charge to earnings of $23.8 million, or an after-tax charge to earnings of $14.9 million ($.23 per share). The Company has completed substantially all of these restructuring efforts and anticipates no material differences in actual charges compared to its original estimates.

     The effective tax rate decreased from 36.4% in fiscal 1996 to 33.6% in fiscal 1997. The improvement in the effective tax rate was primarily due to the realization of state tax credits during fiscal 1997 and the improved operating results of foreign subsidiaries, which are taxed at rates below those of United States operations.

     As a result of the above, the Company realized during fiscal 1997 net income of $115.7 million (6.8% of sales), or $1.83 per share, compared to $72.5 million (4.5% of sales), or $1.10 per share, for fiscal 1996. Before the effects of the non-recurring and the extraordinary charges recognized in the prior year, net earnings would have been $93.3 million (5.8% of sales), or $1.42 per share.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is required to be adopted for fiscal years beginning after December 15, 1997, if not previously adopted. SFAS 130 requires the reporting of comprehensive income and its components in complete general purpose financial statements, as well as requires certain interim comprehensive income information be disclosed. Comprehensive income represents the change in net assets of a business during the period from non-owner sources. Such non-owner changes in net assets that are not included in net income include, among others, foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities and certain minimum pension liabilities. The Company has not as yet determined the impact that the adoption of this standard will have on its consolidated financial statements.

     Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is required to be adopted for fiscal years beginning after December 15, 1997, if not previously adopted. SFAS 131 establishes standards for public companies for the reporting of financial information from operating segments in annual and interim financial statements as well as establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined in SFAS 131 as components of an enterprise about which separate financial information is available to the chief operating decision maker for purposes of assessing performance and allocating resources. The Company has not completed its analysis of the effect that the adoption of this standard will have on its financial statement disclosure. However, the adoption of SFAS 131 will not affect the Company's results of operations or financial position.

FISCAL 1996 COMPARED TO FISCAL 1995

     Consolidated net sales increased 3.1% from $1.555 billion in fiscal 1995 to $1.603 billion in fiscal 1996. The growth in net sales was accomplished by a 6.4% increase in per unit average sales price, which was offset in part by a decline in unit volume of 3.1%. The decline in unit volume corresponded with the general softness experienced by the retail sector during fiscal 1996.

     The Company's domestic operations experienced an overall decline in unit volume of 6.2% in fiscal 1996. Average per unit sales price for these operations increased approximately 7.5% during this period, reflecting a change in product mix to lower-volume, higher-priced products and a response to increased raw material costs. Sales growth of 45.4% in the Company's international operations reflected increased capacity due to expansion and higher average unit sales prices.

     Gross margin decreased from 14.4% in fiscal 1995 to 12.2% in fiscal 1996. On a per unit basis, increases in raw material, packaging and manufacturing costs and depreciation expense, together with reduced unit volume, offset the effect of higher average sales prices.

     Selling, general and administrative expenses, as a percentage of net sales, in fiscal 1996 remained consistent with the prior year at 2.8%. On a dollar basis, selling, general and administrative expenses increased 4.6% from $43.1 million in fiscal 1995 to $45.1 million in fiscal 1996. This increase primarily reflected ongoing efforts to enhance the Company's information systems to improve operating performance throughout the Company and the level of service to customers.

     Interest expense declined $0.9 million, or 5.6%, from $15.5 million in fiscal 1995 to $14.6 million in fiscal 1996. In the fourth quarter of fiscal 1996, the $230 million of 6% convertible subordinated notes were redeemed by the Company. The redemption was funded by the proceeds from a $400 million five-year revolving credit facility, which resulted in a lower effective interest rate than the convertible notes. The decrease in the interest rate, in combination with the reduction in the debt level to $170 million at June 30, 1996, contributed to the decline in interest expense. Interest income declined from $10.4 million in fiscal 1995 to $6.8 million in fiscal 1996. This change reflected lower levels of invested funds, which were used for capital expenditures, acquisitions, long-term debt extinguishment and the purchase and retirement of Company common stock. Other income declined $5.3 million from $9.7 million in fiscal 1995 to $4.4 million in fiscal 1996. In fiscal 1995, gains were recognized from the sale of equity affiliates and capital assets in excess of fiscal 1996 gains from the sale of short-term investments and capital assets.

     In the first quarter of fiscal 1996, the Company recorded a non-recurring charge of $23.8 million, or an after-tax charge to earnings of $14.9 million, or $0.23 per share. The significant components of the non-recurring charge included $2.4 million of severance and other employee-related costs ($1.7 million incurred through June 30, 1996, associated with the termination of 275 employees) and a $21.4 million write-down to estimated fair value less the cost of disposal of under-utilized or consolidated assets ($7.4 million realized as of June 30, 1996). The charge resulted from the plan to restructure and further reduce the Company's cost structure and improve productivity through the consolidation of certain manufacturing facilities and the disposition of under-utilized assets. As part of the restructuring plan, the Company closed, effective November 17, 1995, its spun yarn manufacturing facilities in Edenton and Mount Pleasant, North Carolina.

     The Company's effective tax rate decreased from 37.4% in fiscal 1995 to 36.4% in fiscal 1996. The decline in the effective tax rate was attributable to the increase in earnings of foreign subsidiaries taxed at rates below the domestic rate and increased federal tax benefits of the Company's foreign sales corporation and research and experimentation tax credits.

     During the fourth quarter of fiscal 1996, the Company recognized an extraordinary after-tax charge of $5.9 million, or $0.09 per share, as a result of the premium paid for the early retirement of the $230 million of the Company's 6% convertible subordinated notes due 2002.

     As a result of the above, the Company realized during fiscal 1996 net income of $72.5 million, or $1.10 per share, compared to a corresponding total in fiscal 1995 of $116.2 million, or $1.68 per share. Before the effects of the non-recurring and the extraordinary charges recognized in fiscal 1996, net earnings would have been $93.3 million, or $1.42 per share.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operations continues to be a primary source of funds to finance operating needs and capital expenditures. Cash generated from operations was $60.7 million for the six-month period ended December 28, 1997, compared to $83.0 million for the fiscal 1997 corresponding period. The primary sources of cash from operations, other than net income, were decreases in accounts receivable of $51.2 million and non-cash adjustments aggregating $35.9 million. Depreciation and amortization of $34.1 million, the after-tax cumulative accounting change of $4.6 million and the deferred income tax provision of $6.3 million, offset by earnings of unconsolidated affiliates of $9.1 million, were the primary components of the non-cash adjustments to cash provided by operations. Offsetting these sources were an increase in inventory of $13.9 million and a decrease in accounts payable and accruals of $68.4 million. All working capital changes have been adjusted to exclude the effect of the current quarter acquisition. The decreases in accounts receivable and accounts payable and accruals were impacted by the contribution of the spun cotton yarn operations at the beginning of fiscal 1998 as well as the timing of the holiday shut down at the end of the second quarter of fiscal 1998 relative to the shutdown that normally occurs near the beginning of the Company's fiscal year. In addition, the timing of the Company's disbursements at the end of the second quarter of fiscal 1998 compared to those at June 29, 1997 contributed to the significant decline in accounts payable for the current period.

     The Company utilized $199.0 million for net investing activities and obtained $134.2 million from net financing activities, during the six-month period ended December 28, 1997. Significant expenditures during this period included $136.4 million for capacity expansions and upgrading of facilities, $25.6 million for acquisitions, $35.2 million for investments in equity affiliates, $17.1 million for the payment of the Company's cash dividends, $20.2 million for the purchase and retirement of Company common stock and $0.2 million, net for other activity. The Company obtained proceeds from net borrowings under its long-term debt agreement of $169.9 million to substantially offset these cash expenditures.

     The Company ended the second quarter of fiscal 1998 with working capital of $219.2 million, which included cash and cash equivalents of $5.1 million.

     As described above, on June 30, 1997, the Company entered into the Contribution Agreement with Parkdale creating Parkdale America. It is anticipated that Parkdale America will distribute dividends to the Company and Parkdale sufficient to satisfy any income tax liability attributable to the taxable earnings of Parkdale America. The Company has no financial obligation to Parkdale America other than a commitment to contribute cash of $10 million on June 30, 1998 and $10 million on June 30, 1999.

     At December 28, 1997, the Company had committed approximately $192.4 million for the purchase and upgrade of equipment and facilities, which is scheduled to be expended during fiscal years 1998 and 1999. The Company expects to make capital expenditures of $220 to $230 million in fiscal 1998. A significant component of these committed funds, as well as a major component of the year-to-date capital expenditures, is the continuing construction of a POY production facility in Yadkinville, North Carolina. The Company also has in process several other capital projects, including the construction of a new nylon texturing and covering facility in Madison, North Carolina. This plant will consolidate the existing capacity at several locations, replacing older equipment with state-of-the-art technology, and will provide for additional capacity and expansion capabilities. Certain construction and machinery components of this project are still under negotiation.

     On October 21, 1993, the Board of Directors authorized management to repurchase up to 15 million shares of the Company's common stock from time to time at such prices as management feels advisable and in the best interest of the Company. Through December 28, 1997, 10.2 million shares had been repurchased at a total cost of $282.5 million pursuant to this Board authorization. The Company will continue to operate its stock buy back program from time to time as it deems appropriate, based on prevailing financial and market conditions.

     Management believes the current financial position of the Company in connection with its operations and its access to debt and equity markets are sufficient to meet anticipated capital expenditure, strategic acquisition, working capital, Company common stock repurchases and other financial needs.

YEAR 2000 COMPUTER CONVERSION STATUS

     The Company is in the process of identifying the business issues associated with the year 2000 that impact information systems both internally and in relation to its external customers, suppliers and other business associates. Factors considered in the assessment of the business issues involved with the year 2000 include the evaluation of compliance capabilities and the current status of the Company's enterprise-wide system conversion project, significant customers' and vendors' compliance plans and status thereof (including the impact on electronic commerce systems with these companies) and the compliance plans and status for businesses in which the Company has investments.

     The Company has identified a team of professionals with the responsibility of addressing business issues associated with the year 2000 and has completed a preliminary assessment of the issues and actions needed to be performed. The Company does not believe any material exposures or contingencies exist with respect to its internal information systems. The Company has not completed its evaluation of year 2000 compliance for its external business affiliates, but is not aware of any material exposure or contingency to date.

FORWARD-LOOKING STATEMENTS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations, other sections of this Prospectus and the documents incorporated by reference contain forward-looking statements about the Company's financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information or future events or otherwise.

     Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices due to competition and economic conditions, reliance on and financial viability of significant customers, technological advancements, employee relations, changes in construction spending and capital equipment expenditures (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control.

                               THE EXCHANGE OFFER

     THE SUMMARY HEREIN OF CERTAIN PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND REFERENCE IS MADE TO THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT, WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND A COPY OF WHICH IS AVAILABLE AS SET FORTH UNDER THE HEADING "AVAILABLE INFORMATION."

TERMS OF THE EXCHANGE OFFER

  GENERAL

     In connection with the issuance of the Existing Notes pursuant to a Purchase Agreement, dated February 2, 1998, between the Company and the Initial Purchasers named therein, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company has agreed (i) to file with the Commission within 90 days after February 5, 1998, the date the Existing Notes were issued (the "Issue Date"), the Registration Statement of which this Prospectus is a part with respect to a registered offer to exchange the Existing Notes for the New Notes, and (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. The Company will keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Existing Notes. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Existing Notes accepted in the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being sent to all
registered holders as of              , 1998. The Exchange Offer is not
conditioned upon any minimum principal amount of Existing Notes being tendered for exchange. However, the obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under
" -- Conditions."

     Existing Notes shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

     Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of such New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes. The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

     By tendering Existing Notes in exchange for New Notes and executing the Letter of Transmittal, each holder will represent to the Company that: (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it will be acquired in the ordinary course of business and (iii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Notes and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes. If a holder of Existing Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

     Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Existing Notes who do not exchange their Existing Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to
do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean              , 1998 (30 calendar days
following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is
not consummated by              , 1998, the interest rate borne by the Existing
Notes will increase as provided in the Existing Notes.

     To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Existing Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Existing Notes not previously accepted if any of the conditions set forth herein under " -- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Existing Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     The New Notes will accrue interest at the rate of 6 1/2% per annum from the Issue Date of the Existing Notes. Interest on the New Notes is payable on February 1 and August 1 of each year, commencing August 1, 1998.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Existing Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Existing Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth under " -- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement, (ii) to redeem Existing Notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes -- Optional Redemption" and (iii) to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Existing Notes. See " -- Conditions." For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under " -- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Existing Notes were tendered, identify the principal amount of the Existing Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not be have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" and " -- Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Existing Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Existing Notes, and the Company may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer. The Company has no obligation to, and will not knowingly, permit acceptance of tenders of Existing Notes from Affiliates of the Company or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the New Notes to be received by such holder or holders of Existing Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:                                 By Hand/Federal Express/UPS:
First Union National Bank                First Union National Bank
Corporate Trust Reorganization Dept.     Corporate Trust Reorganization Dept.
1525 West W.T. Harris Blvd., 3C3         1525 West W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28288          Charlotte, North Carolina 28262
Attention: Mr. Mike Klotz                Attention: Mr. Mike Klotz

                            Telephone: 704-590-7408
                            Facsimile: 704-590-7628

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Existing Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, New Notes or Existing Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.

                              DESCRIPTION OF NOTES

     The Notes are issued as a single series of debt securities under an Indenture, dated as of February 5, 1998 (the "Indenture"), between the Company and First Union National Bank as trustee (the "Trustee"), resolutions of the Company's Board of Directors dated December 31, 1997, and resolutions of the Executive Committee of the Board of Directors dated February 2, 1998 and March 30, 1998. The following summaries of certain provisions of the Indenture do not purport to be complete, and where particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries. The summaries are qualified in their entirety by reference to the provisions of the Indenture. The section references below are to sections in the Indenture. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Copies of the Indenture are available at the corporate trust office of the Trustee.

GENERAL

     The Notes are unsecured senior obligations of the Company, will mature on February 1, 2008, and are limited to $250 million aggregate principal amount. The Notes bear interest at 6 1/2% per annum from February 5, 1998, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 in each year, commencing August 1, 1998, to the person in whose name such Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15, respectively, preceding such interest payment date. Interest shall be calculated based on a 360-day year consisting of twelve 30-day months. (Sections 2.03, 2.04 and 2.05)

     Principal of and premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transfers thereof are registrable, at an office or agency of the Company, one of which is maintained for such purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the

Indenture. Payment of any interest due on any Note is made to the person in whose name such Note is registered at the close of business on the regular record date for such interest. (Sections 2.05, 2.07, 3.01, 3.02 and 13.04)

     The Company does not intend to list the Notes on a national securities exchange.

     The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, and the Indenture provides that debt securities, including the Notes, may be issued thereunder from time to time in one or more series. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the Indenture do (i) provide that, subject to certain exceptions, neither the Company nor any Restricted Subsidiary (as defined therein) will subject its property or assets to any mortgage or other encumbrance unless the debt securities, including the Notes, issued under the Indenture are secured equally and ratably with such other indebtedness thereby secured, (ii) contain certain limitations on the entry into certain sale and leaseback arrangements by the Company and its Restricted Subsidiaries and (iii) contain certain limitations on the issuance of certain indebtedness by Restricted Subsidiaries. In addition, the Indenture does not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Notes. See " -- Certain Covenants."

FORM OF NOTES; BOOK ENTRY SYSTEM

     The Notes are issued in fully registered form without interest coupons. The Notes are represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (the "Global Securities") and are deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Upon the issuance of a Global Security, DTC credited, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Security to the accounts of persons that have accounts with DTC or its nominee ("Participants"). Ownership of beneficial interests in a Global Security is limited to Participants or persons that may hold interests through Participants ("Indirect Participants"). Ownership of beneficial interests in such Global Security is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to Participants' interests) and by such Participants (with respect to the owners of beneficial interests in such Global Security). Qualified institutional buyers (as defined in Section 144A of the Securities Act) ("Qualified Institutional Buyers" or "QIBs") may hold their interests in such Global Security directly through DTC if they are Participants or indirectly through Indirect Participants.

     So long as DTC, or its nominee, is the registered holder and owner of such Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes and for all purposes under the Indenture. No beneficial owner of an interest in a Global Security will be able to transfer such interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear").

     Payment of principal of, and interest on, and any redemption price, of Notes represented by a Global Security are made to DTC or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest or redemption price in respect of a Global Security, will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Security as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name,"and will be the responsibility of such Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for receipt of notices, voting and requesting or directing the Trustee to take, or not to take, or consenting to, certain actions thereunder or for any other aspect of the relationship between DTC and its Participants or the relationship between such Participants and the owners of beneficial interests in such Global Security owned through such Participants.

     Transfers between Participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds. Transfers between Participants in Euroclear are effected in the ordinary way in accordance with its rules and operating procedures.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default (as defined herein) under the Notes, DTC will exchange the Global Securities for certificated notes in definitive form ("Certificated Notes") which it will distribute to its Participants.

     DTC has advised the Company and the Trustee as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities deposited by Participants and to facilitate the clearance and settlement of securities transactions among Participants through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Securities and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Securities.

OPTIONAL REDEMPTION

     The Company, at its option, may at any time redeem all or any portion of the Notes, at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 20 basis points.

     "Treasury Yield" means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means, with respect to the Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means, with respect to the Notes offered hereby, Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date applicable to the Notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means, with respect to the Notes offered hereby, Credit Suisse First Boston Corporation; PROVIDED HOWEVER, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of the Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

CERTAIN COVENANTS

     RESTRICTIONS ON SECURED FUNDED DEBT. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Funded Debt that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Notes) will be secured equally and ratably with (or prior
to) such Secured Funded Debt, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Company and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) described under "Limitations on Sale/Leaseback Transactions" below), would not exceed 15% of Consolidated Net Tangible Assets; PROVIDED, HOWEVER, that this restriction will not apply to, and there will be excluded from Secured Funded Debt in any computation under this restriction, Funded Debt secured by: (1) Liens on property, shares of capital stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary; (2) Liens on property, shares of capital stock or indebtedness existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary; (3) Liens on property, shares of capital stock or indebtedness thereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof; (4) Liens in favor of the Company or any Restricted Subsidiary; (5) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;
(6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code; (7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business; (8) Liens incurred (no matter when created) in connection with the Company's or a Restricted Subsidiary's engaging in leveraged or single-investor lease transactions; PROVIDED, HOWEVER, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary; (9) Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens, and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries; (10) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property and improvements thereto created prior to or within 270 days after completion of such construction, alteration or repair; (11) Liens outstanding on the date of the Indenture; or (12) any extension, renewal, refunding or replacement of the foregoing, PROVIDED THAT (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

     "Attributable Debt" means, as to any particular lease under which either the Company or any Restricted Subsidiary is at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted-average Yield to Maturity (as defined in the Indenture) of the Notes, such average being weighted by the principal amount of the Notes or, in the case of Original Issue Discount Securities (as defined in the Indenture), such amount to be the principal amount of such outstanding Original Issue Discount Securities that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (ii) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually.

     "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with U.S. generally accepted accounting principles, less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

     "Funded Debt" means (i) any indebtedness of the Company or a Restricted Subsidiary maturing more than 12 months after the time of computation thereof,
(ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary's balance sheet prepared in accordance with U.S. generally accepted accounting principles, and (iv) all Capital Lease Obligations (as defined in the Indenture).

     "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the Company or a Restricted Subsidiary or any other indebtedness of the Company or a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments, and (ii) Funded Debt.

     "Intangible Assets" means, at any date, the value, as shown on or reflected in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

     "Liens" means such pledges, mortgages, security interests and other liens on any Principal Property of the Company or a Restricted Subsidiary which secure Secured Funded Debt.

     "Principal Property" means any manufacturing facility owned and operated by the Company or any Restricted Subsidiary on or after the date hereof, and any manufacturing equipment (as defined in the Indenture) owned by the Company or any Restricted Subsidiary on or after the date hereof in such manufacturing facility.

     "Restricted Subsidiary" means each Subsidiary other than Unrestricted Subsidiaries.

     "Secured Funded Debt" means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the Indenture or thereafter acquired or created),
(ii) shares of stock owned by the Company or a Subsidiary in a Restricted Subsidiary or (iii) indebtedness of a Restricted Subsidiary.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by the Company or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

     "Unrestricted Subsidiary" means Subsidiaries designated as Unrestricted Subsidiaries from time to time by the Board of Directors of the Company; PROVIDED, HOWEVER, that the Board of Directors of the Company (i) will not designate as an Unrestricted Subsidiary any Subsidiary of the Company that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any Subsidiary of the Company as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and
(iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the Indenture)). (Section 3.09)

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary, which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (12) described under "Restrictions on Secured Funded Debt" above) would not exceed 15% of Consolidated Net Tangible Assets. This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under "Restrictions on Secured Funded Debt" above, Attributable Debt with respect to any sale and leaseback transaction if (1) the Company or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to
(12) inclusive described under "Restrictions on Secured Funded Debt" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Notes; (2) the Company or a Restricted Subsidiary, within 270 days after the sale or transfer shall have been made by the Company or a Restricted Subsidiary, shall apply an amount in cash equal to the greater of (i) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Controller of the Company) to the retirement of Secured Funded Debt of the Company or any Restricted Subsidiary (other than Secured Funded Debt owned by the Company or any Restricted Subsidiary); PROVIDED, HOWEVER, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision of Secured Funded Debt; (3) the Company or a Restricted Subsidiary applies the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to investment in another Principal Property within 270 days prior or subsequent to such sale or transfer; PROVIDED, HOWEVER, that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, repair, alteration and construction cost of the Company or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgages on such Principal Property; (4) the effective date of any such arrangement is within 270 days of the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; (5) the lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years; or (6) the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 3.10)

     RESTRICTIONS ON FUNDED DEBT OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not permit any Restricted Subsidiary to incur, issue, assume, guarantee or create any Funded Debt, unless after giving effect thereto, the sum of the aggregate amount of all outstanding Funded Debt of the Restricted Subsidiaries would not exceed 15% of Consolidated Net Tangible Assets; PROVIDED, HOWEVER, that this restriction will not apply to, and there will be excluded from, Funded Debt in any computation under this restriction,
(i) Funded Debt secured by Liens which is excluded pursuant to clauses (1) to
(12) described under "Restrictions on Secured Funded Debt," above, (ii) Funded Debt of any corporation existing at the time such corporation becomes a Restricted Subsidiary and (iii) Indebtedness among the Company and its Subsidiaries and Indebtedness between Subsidiaries; PROVIDED, FURTHER, that this restriction will not prohibit the incurrence of Indebtedness in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements and refundings), in whole or in part, of any Indebtedness of the Restricted Subsidiaries (provided that the principal amount of such Indebtedness being extended, renewed, refinanced, replaced or refunded is not increased), but any such Indebtedness shall be included in the computation of Funded Debt under this restriction. (Section 3.11)

MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS

     The Company will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, and the Company will not permit any person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) the successor person or purchaser shall be a corporation, partnership, trust or other entity organized and validly existing under the law of the United States of America, any State or the District of Columbia and shall expressly assume the Company's obligations under the Indenture and the Notes, (ii) immediately after giving effect to such transaction, no Event of Default under the Indenture or event which, after notice or lapse of time or both, would become an Event of Default thereunder would exist and be continuing, and (iii) the Company has delivered to the Trustee an Officers' Certificate and, if requested by the Trustee, an opinion of counsel, each stating that such transaction complies with the Indenture. Upon any consolidation or merger by the Company into any other person or any conveyance, transfer or lease of the Company's properties substantially as an entirety to any person in compliance with these provisions, the successor person will succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, will be relieved of its obligations under the Indenture and the Notes. (Sections 3.06, 10.01, 10.02 and 10.03)

     The Indenture does not restrict, or require the Company to redeem or permit holders of the Notes to cause a redemption of Notes in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or its successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control. Accordingly, the Holders of the Notes would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of Notes. The existing protective covenants applicable to the Notes would continue to apply to the Company, or its successor, in the event of such a transaction initiated or supported by the Company, the management of the Company, or any affiliate of the Company or its management, but may not prevent such a transaction from taking place.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     "Event of Default" is defined in the Indenture with respect to the Notes as being (i) default for 30 days in the payment of any interest installment on any Notes, (ii) default in the payment when due of principal of any Note, (iii) default for 90 days, after notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of the Notes at that time outstanding, in the performance, or breach, of any covenant or warranty of the Indenture (other than covenants and warranties specifically dealt with elsewhere), (iv) the acceleration or failure to pay at maturity (including any applicable grace period) of any indebtedness in excess of $15,000,000 for money borrowed by the Company, which acceleration is not rescinded or annulled, or which indebtedness is not paid in full, within 30 days after notice specified in the next preceding clause and (v) certain events of bankruptcy, insolvency and reorganization. (Section 5.01)

     If an Event of Default with respect to the Notes at that time outstanding shall occur and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by holders), declare the principal amount of all Notes to be due and payable. (Section 5.01) In certain cases, the holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, rescind and annul such acceleration or waive any past default or Event of Default, except a default not theretofore cured in payment of the principal of or interest on any of the Notes or a default relating to a covenant or provision of the Indenture that could not be modified or amended without the consent of all holders of Notes. (Sections 5.01 and 5.07) See " -- Modification and Waiver."

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to the Notes, give to the holders of the Notes notice of such default known to it, unless such default shall have been cured or waived. (Section 5.08) The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of such holders. (Sections 6.01) The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting proceedings for remedies available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. (Section 5.07)

     No holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings as Trustee, (iii) such holder or holders shall have offered to the Trustee reasonable indemnity, (iv) the Trustee shall have failed to institute such proceeding within 60 days thereafter and (v) the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request. (Section 5.04) However, the holder of any Notes will have an absolute right to receive payment of the principal of and any interest on such Notes on or after the due dates expressed in such Notes and to institute suit for the enforcement of any such payment. (Section 5.04)

     The Company will be required to file with the Trustee annually, within 120 days of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of the Indenture. (Section 3.05)

DISCHARGE AND DEFEASANCE OF NOTES AND COVENANTS

     The Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations that include registering the transfer or exchange of the Notes, replacing stolen, lost or mutilated Notes, maintaining paying agencies and holding monies for payment in trust), or (ii) need not comply with certain restrictive covenants of the Indenture, upon the irrevocable deposit with the Trustee (and in the case of a discharge, 91 days after such deposit), in trust, cash in U.S. dollars or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay each installment of principal of, premium, if any and any interest on the Notes on the dates such payments are due in accordance with the terms of the Indenture. Such a trust may be established only if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit or on such later date specified in the Indenture in the case of certain events in bankruptcy, insolvency or reorganization of the Company, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company, (iii) such defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (iv) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Sections 5.02, 11.01 and 11.05)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) extend the stated maturity of the principal of, or any installment of interest on the time of payment of interest on any Note, (ii) reduce the principal amount of, or the premium, if any, or interest on, or any amount payable on redemption of, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture or (vi) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.02)

     The Company and the Trustee may from time to time enter into an indenture or a supplemental indenture without the consent of the Holders for one or more of the following purposes: (i) to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to the terms of the Indenture; (ii) to add to the covenants of the Company such further covenants, restrictions or conditions for the protection of the Holders as the Company and Trustee shall consider to be for the protection of the Holders; (iii) to provide for the issuance under the Indenture of Securities (as defined in the Indenture) in coupon form and to provide for exchangeability of such Securities with the Securities issued hereunder in fully registered form and to make all appropriate changes for such purposes; (iv) to cure any ambiguity or to correct or supplement any provision in the Indenture or supplemental indenture or to make such other provisions provided that any such action shall not adversely affect the interests of the Holders; (v) to add to, delete from, or revise the terms of Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture; (vi) to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration by more than one trustee; (vii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (viii) to make any change that does not adversely affect the rights of any Holder in any material respect; or (ix) to provide for the issuance of and establish the form and terms and conditions of the Securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities, or to add to the rights of the Holders of any series of Securities.

     The Holders of not less than a majority in principal amount of the Notes at the time outstanding may on behalf of the holders of all Notes waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 5.07) The holders of a majority in principal amount of the Notes at the time outstanding may on behalf of the Holders of all Notes waive any past default under the Indenture except a default not theretofore cured in the payment of the principal of or any interest on any Note or in respect of a provision under which the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note. (Sections 5.01 and 5.07)

NOTICE TO CANADIAN RESIDENTS

     Canadian holders of Notes should consult their own legal and tax advisors with respect to the consequences of an exchange of the Notes in their particular circumstances.

THE TRUSTEE

     The Trustee is First Union National Bank, which also serves as transfer agent and registrar for the Company's common stock and as the Exchange Agent.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by a purchaser of Notes that, for United States federal income tax purposes, is not a "U.S. person" (a "Non-U.S. Holder"). For purposes of this discussion, a "U.S. person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more United States fiduciaries, or (v) any other person whose income or gain with respect to a Note is effectively connected with the conduct of a United States trade or business. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business, or (ii) in the case of most treaty residents attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to any of the U.S. federal income tax consequences of acquiring or holding the Notes. In addition, this discussion is limited to original purchasers of Notes who acquire the Notes at their original issue price within the meaning of Section 1273 of the Code and who will hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. The tax treatment of the holders of each series of Notes may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are strongly urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

INTEREST

     Interest paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company, (ii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, (iii) the U.S. withholding agent receives from the beneficial owner of the Notes a statement, signed under penalties of perjury, that the beneficial owner is not a U.S. person and providing the beneficial owner's name and address, and (iv) the Notes are in registered form. The gross amount of interest payments to a Non-U.S. Holder that does not qualify for this exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding.

GAIN ON DISPOSITION

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder,
(ii) subject to certain exceptions, the Non-U.S. Holder is a U.S. nonresident alien individual and holds the Notes as a capital asset and is present in the United States for 183 or more days in the taxable year and certain other requirements are met, and (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

FEDERAL ESTATE TAXES

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will, where required, report to the holder of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments to Non-U.S. Holders, Treasury Regulations provide that the 31% backup witholding tax and certain information reporting will not apply to such payments. Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption (provided that neither the Company or its paying agent has actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of the Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is

(i) a "controlled foreign corporation" for U.S. federal income tax purposes,
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, who may rely upon the opinion of New York counsel as to New York law matters. As of December 31, 1997, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially own approximately 20,000 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of Unifi, Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended June 29, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

============================================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        -----
Available Information................................       3
Incorporation of Certain Documents by
  Reference..........................................       3
Prospectus Summary...................................       4
Use of Proceeds......................................       9
Ratio of Earnings to Fixed Charges...................       9
Capitalization.......................................       9
Selected Consolidated Financial Data.................      10
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations..............................      12
The Exchange Offer...................................      18
Description of Notes.................................      22
Certain United States Federal Tax Considerations for
  Non-United States Holders..........................      30
Plan of Distribution.................................      32
Legal Matters........................................      33
Experts..............................................      33

============================================================================
============================================================================




                                     UNIFI
                             QUALITY THROUGH PRIDE



                               OFFER TO EXCHANGE
                        6 1/2% NOTES DUE 2008, SERIES B

                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,

                          FOR ANY AND ALL OUTSTANDING
                             6 1/2% NOTES DUE 2008

                                ----------------
                                   PROSPECTUS
                                ----------------

                                            , 1998

============================================================================

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Restated Bylaws provide that the Registrant shall indemnify a director, officer or employee of the Registrant who is a party to or is threatened to be made a party to any proceeding or action by reason of the fact that he is or was a director, officer or employee against all expenses, liability and loss reasonably incurred in connection with such a proceeding, to the fullest extent authorized by the New York Business Corporation Law, except that the Registrant shall indemnify a director, officer or employee for expenses in connection with a proceeding that such director, officer or employee initiated only if the Registrant authorized the proceeding. Section 721 of the New York Business Corporation Law prohibits indemnification of directors and officers if (i) in a judgment against the director or officer or in another final adjudication adverse to him it is determined that such director or officer either acted in bad faith or acted with deliberate dishonesty, and his actions were material to the cause of action so adjudicated, or (ii) the director or officer personally gained a financial profit or other advantage to which he was not legally entitled.

     The foregoing is only a general summary of certain aspects of New York law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed, specific provisions regarding the circumstances under which the person for whose benefit indemnification shall or may be made.
Section 721 of the New York Business Corporation Law is set forth in Exhibit
99.1 hereto and is incorporated herein by reference.

     As authorized by the Restated Bylaws and by statute, the Registrant has purchased liability insurance policies providing an aggregate of $5,000,000 coverage for all directors and officers of the Registrant and providing for reimbursement to the Registrant for payments made on behalf of directors and officers pursuant to the indemnification provisions.

     Pursuant to the Registrant's Restated Certificate of Incorporation, a director of the Registrant is not liable to the Company or its shareholders for monetary damages for breach of duty as a director, except to the extent that such exemption from liability is not permitted under the New York Business Corporation Law. The New York Business Corporation Law generally provides that a director is not so liable for negligence and gross negligence, including grossly negligent business decisions involving takeover proposals for the Registrant, in the performance of the director's duty of care. Other remedies are available, such as injunctive relief against, and rescission of actions taken by, the directors. A director remains liable for monetary damages, however, if (i) the director's acts or omissions were in bad faith or involved active and deliberate dishonesty; (ii) the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) the director's acts violated laws of the New York Business Corporation Law relating to the payment of dividends, purchase of shares, distributions of assets after dissolution or the making of loans.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed with or incorporated by reference in this Registration statement:

     (A) List of Exhibits

EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------------------------------
     3(I)     Restated Certificate of Incorporation of the Registrant, dated July 21, 1994 (filed as Exhibit (3a) with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 26, 1994 and incorporated herein by reference).
    3(II)     Restated Bylaws of the Registrant (filed as Exhibit (3b) with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1997 and incorporated herein by reference).
     4.1      Specimen Certificate of the Registrant's Common Stock (filed as Exhibit 4(a) to the Registrant's
              Registration Statement on Form S-1 (Registration No. 33-23201) and incorporated herein by reference).
     4.2      Indenture, dated as of February 5, 1998, between the Registrant and First Union National Bank, as trustee.
     4.3      Resolutions of the Registrant's Board of Directors, dated December 31, 1997.
     4.4      Written Consent to Action Without a Meeting of the Executive Committee of the Board of Directors, dated
              March 30, 1998.
     4.5      Registration Rights Agreement, dated as of February 5, 1998, among the Registrant, Credit Suisse First
              Boston Corporation and Invemed Associates, Inc.
     4.6      Form of 6 1/2% Note due 2008, Series B.
     5.1      Opinion of Smith Helms Mulliss & Moore, L.L.P. as to the legality of the securities being registered.

EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------------------------------
    12.1      Statement regarding Computation of Ratio of Earnings to Fixed Charges.
    23.1      Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1).
    23.2      Consent of Ernst & Young LLP.
    24.1      Powers of Attorney (included with the signature page to this Registration Statement).
    25.1      Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1) of First Union
              National Bank.
    99.1      Form of Letter of Transmittal.
    99.2      Form of Notice of Guaranteed Delivery.
    99.3      Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4      Form of Letter to Clients.
    99.5      Provisions of the New York Business Corporation Law relating to indemnification of directors and officers
              (filed as Exhibit 99.1 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-40531)
              and incorporated herein by reference.)

     (B) Financial Statement Schedules.

     Financial statement schedules of the Registrant for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the Notes to the financial statements and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS

     (a) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on March 30, 1998.

                                         UNIFI, INC.

                                         By:  /s/  WILLIS C. MOORE, III
                                            ----------------------------------
                                                   WILLIS C. MOORE, III
                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                           OFFICER

     Each of the several undersigned Officers and Directors of Unifi, Inc. (the "Company") whose signature appears below hereby makes, constitutes and appoints Willis C. Moore, III and C. Clifford Frazier, Jr., and each of them acting individually, his true and lawful attorney-in-fact, with full power to act without the other and with full power of substitution, to execute, deliver and file with the Securities and Exchange Commission in his name and on his behalf, and in each of the undersigned Officer's and Director's capacity or capacities as shown below, (a) this Registration Statement on Form S-4 with respect to the registration under the Securities Act of 1933, as amended, of $250,000,000 of the Company's 6 1/2% Notes due 2008, Series B, and any amendments thereto and all documents in support thereof or supplemental thereto and any and all amendments, including any and all post-effective amendments to the foregoing, and (b) such registration statements, petitions, applications, consents to service of process or other instruments, and any and all amendments or supplements to the foregoing, as may be necessary or advisable to qualify or register the securities covered by said Registration Statement under such state or other securities laws, regulations and requirements as may be applicable; and each of said Officers and Directors hereby grants to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing whatsoever as said attorney-in-fact may deem necessary or advisable to carry out fully the intent of this power of attorney to the same extent and with the same effect as each of said Officers and Directors might or could do personally in his capacity or capacities as aforesaid; and each of said Officers and Directors hereby ratifies and confirms all acts and things which said attorneys-in-fact or attorney-in-fact might lawfully do or cause to be done by virtue of this power of attorney.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                /s/ G. ALLEN MEBANE, IV                  Chairman of the Board                         March 30, 1998
                ----------------------
                 G. ALLEN MEBANE, IV

                /s/ WILLIAM T. KRETZER                   President, Chief Executive Officer and        March 30, 1998
                ----------------------                    Director (principal executive officer)
                  WILLIAM T. KRETZER

               /s/ WILLIS C. MOORE, III                  Vice President and Chief Financial Officer    March 30, 1998
               ------------------------                   (principal financial officer and
                 WILLIS C. MOORE, III                     principal accounting officer)


               /s/ R. WILEY BOURNE, JR.                  Director                                      March 30, 1998
               -----------------------
                 R. WILEY BOURNE, JR.

                 /s/ CHARLES R. CARTER                   Director                                      March 30, 1998
                 --------------------
                  CHARLES R. CARTER

                    /s/ J. B. DAVIS                      Director                                      March 30, 1998
                    --------------
                     J. B. DAVIS

                  /s/ JERRY W. ELLER                     Executive Vice President and Director         March 30, 1998
                  -------------------
                    JERRY W. ELLER

                /s/ KENNETH G. LANGONE                   Director                                      March 30, 1998
                ----------------------
                  KENNETH G. LANGONE

                   /s/ DONALD F. ORR                     Director                                      March 30, 1998
                   ------------------
                    DONALD F. ORR

                  /s/ ROBERT A. WARD                     Director                                      March 30, 1998
                  ------------------
                    ROBERT A. WARD

                 /s/ G. ALFRED WEBSTER                   Executive Vice President and Director         March 30, 1998
                 ---------------------
                  G. ALFRED WEBSTER

                               INDEX TO EXHIBITS

EXHIBIT NO.                                             DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------------------------------
     3(I)     Restated Certificate of Incorporation of the Registrant, dated July 21, 1994 (filed as Exhibit (3a) with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 26, 1994 and incorporated herein by reference).
    3(II)     Restated Bylaws of the Registrant (filed as Exhibit (3b) with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1997 and incorporated herein by reference).
     4.1      Specimen Certificate of the Registrant's Common Stock (filed as Exhibit 4(a) to the Registrant's
              Registration Statement on Form S-1 (Registration No. 33-23201) and incorporated herein by reference).
     4.2      Indenture, dated as of February 5, 1998, between the Registrant and First Union National Bank, as trustee.
     4.3      Resolutions of the Registrant's Board of Directors, dated December 31, 1997.
     4.4      Written Consent to Action Without a Meeting of the Executive Committee of the Board of Directors, dated
              March 30, 1998.
     4.5      Registration Rights Agreement, dated as of February 5, 1998, among the Registrant, Credit Suisse First
              Boston Corporation and Invemed Associates, Inc.
     4.6      Form of 6 1/2% Note due 2008, Series B.
     5.1      Opinion of Smith Helms Mulliss & Moore, L.L.P. as to the legality of the securities being registered.
    12.1      Statement regarding Computation of Ratio of Earnings to Fixed Charges.
    23.1      Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1).
    23.2      Consent of Ernst & Young LLP.
    24.1      Powers of Attorney (included with the signature page to this Registration Statement).
    25.1      Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1) of First Union
              National Bank.
    99.1      Form of Letter of Transmittal.
    99.2      Form of Notice of Guaranteed Delivery.
    99.3      Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
    99.4      Form of Letter to Clients.
    99.5      Provisions of the New York Business Corporation Law relating to indemnification of directors and officers
              (filed as Exhibit 99.1 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-40531)
              and incorporated herein by reference.)